GEORGESON & COMPANY, INC.



                                         November 1, 1996





High River
100 South Bedford Road
Mount Kisco, New York 10549

__________________

Wall Street Plaza
__________________

New York, NY 10005                      LETTER OF AGREEMENT
__________________

212.440.9800           This Letter of Agreement sets forth the terms and
__________________     conditions of our employment to solicit proxies on
                       behalf of nominees selected by Thomas Rattigan for
Fax 212.440.9955       the 1997 Annual Meeting of Stockholders of RJR
                       Nabisco Holdings Corp.:

                       (a) The services we will perform on your behalf will include the solicitation of proxies from brokers and banks (including non-objecting beneficial owners behind such positions, "NOBO's"), institutional holders, registered holders and consultation with respect to such solicitation.

                       (b)  For our services, you will pay us a fee of
                            $300,000 as follows: $50,000 upon execution of
                            the agreement, which covers our commitment and
__________________          is non-refundable, $50,000 on January 15,
                            1997, $100,000 upon mailing of Rattigan's
New York                    definitive proxy materials and $100,000 upon
__________________          the Annual Meeting date.  You will also pay us
                            a fee of $5.00 per call to individual
London                      shareholders and NOBO's, which fee will
__________________          include all telephone charges.  In addition,
                            if the Rattigan slate is successful in
Los Angeles                 electing its nominees or withdraws its
__________________          nominees because RJR Nabisco Holdings Corp.
                            agrees to a spinoff of Nabisco and the spinoff
Pittsburgh                  is successfully completed within nine months
                            thereafter, Georgeson & Company Inc. will be paid an additional fee and $200,000.

                       (C) In connection with our services under this agreement, you agree to reimburse us, or pay directly, or, where requested by us in special situations, advance sufficient funds to us for payment of the following cost and expenses:

                            --expenses incidental to the solicitation, including preparation and mailing of the notice and inquiry under Rule 14a-13 of the Securities Exchange Act of 1934 and postage and freight charges we incur in delivering material;

                            --expenses we incur in working with our agents or other parties involved in the solicitation, including bank threshold lists, data processing charges, charges for facsimile transmissions or other forms of electronic communication, charges for couriers and tabulation of proxies;

                            --expenses we incur at your request or for your convenience, including printing additional and/or supplemental material, copying, and travel expenses of our executives;

                            --fees and expenses authorized by you
                            resulting from extraordinary contingencies during the solicitation, including mailgrams and datagrams.

                       (d) If requested, we will check, itemize, and pay, on your behalf, from funds provided by you, the charges of brokers and banks, with the exception of ADP Proxy Services which will bill you directly, for forwarding proxy solicitation material to beneficial owners and requesting voting instructions, including the cost of cables, telegrams and telephone calls when necessary. To ensure that we have sufficient funds in your account to pay these bills promptly, prior to the commencement of the delivery of proxy soliciting material to brokers and banks, with a preliminary payment equal to the anticipated broker and bank charges for two distributions of such material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us.

                       (e) You represent to us that you will comply with, and we represent to you that we will comply with, applicable requirements of law relating to the solicitation of proxies for such meeting.

                       (f) High River Limited Partnership ("High River") agrees to indemnify and hold harmless Georgeson & Company Inc. (for purposes of this paragraph the terms "Georgeson" shall include Georgeson & Company Inc. and all stockholders, officers, directors, employees and agents of Georgeson & Company Inc.) against any and all claims, costs, damages, liabilities, judgements or expenses of any nature of Georgeson, including the reasonable costs and expenses of counsel retained by Georgeson, unless High River assumes the defense of the action, which results from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving Georgeson by any party, including without limitation, any suit by or on behalf of RJR Nabisco Holdings Corp. or its officers, directors, employees or stockholders, any proceeding of the Securities and Exchange Commission, or any other cause of action arising out of, relating to, or in connection with, the services or duties performed or exercised or advice or information furnished by Georgeson under or in connection with this letter of Agreement, (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct). At its election, High River may assume the defense of any such action. Georgeson hereby agrees to advise High River in writing of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

                       (g)  Georgeson agrees to preserve the
                            confidentiality of all non-public information provided by High River, its affiliates, officers, directors, representatives and/or agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

           If the above is agreed to by you, please sign and return the enclosed duplicate of this Agreement to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, Attention:
           Marcy Roth, Contract Administrator.

           ACCEPTED:                               Sincerely,

           HIGH RIVER LIMITED PARTNERSHIP          GEORGESON & COMPANY INC.

           By: __________________________          By:_____________________
                                                            Kay DeAngelis


           Title:_______________________       Title:_______________________
                                                     Senior Managing Director

           Date:_________________________